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                                                                   Ex(4)(b)(iii)

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                      SECTION 403(b) ANNUITY ENDORSEMENT

The Contract to which this endorsement is attached is intended to qualify as an annuity described in Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and all provisions shall be interpreted in accordance with said Code Section. Notwithstanding any provision contained in the Contract to the contrary, the Contract to which this endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Owner must be either a "participant" or a "beneficiary". The term "beneficiary" means any person who is a beneficiary under this Contract, or under a Section 403(b) annuity contract or custodial account that provides the premium for this Contract in accordance with Article 4 below. A "participant" is an individual Owner who is not a beneficiary.

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. Except in the case of beneficiaries, joint ownership of this Contract is prohibited and the Owner shall also be the sole Annuitant or, if a joint and survivor annuity payment option has been selected, one of the joint Annuitants.

Article 2 - Nontransferable and Nonforfeitable

The interest of the Owner in this Contract is nontransferable within the meaning of Code Section 401(g) and is nonforfeitable. In particular, except as otherwise provided by law, this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

Article 3 - Unisex Rates

All references to the Annuitant's gender (with respect to rates), in the Contract, are deleted.

Article 4 - Premium Payments

Premium payments made by the Owner's employer will not be accepted under the Contract. All premium payments must be rollover contributions defined in Code Sections 403(b)(8) and 408(d)(3), or non-taxable transfers from another contract qualifying under Code Section 403(b) or from a custodial account qualifying under Code Section 403(b)(7).

If, in any calendar year in which premium payments are received from any Section 403(b) annuity contract or custodial account to which elective deferrals had been made for such year, the participant's elective deferrals contributed to any plan or contract exceed the maximum dollar amount permitted under Section 402(g) of the Code, the amount of any such excess allocated to the Contract by the participant for the calendar year in accordance with Code Section 402(g)(2)(A)(i) shall be distributed to the participant no later than April 15 of the next following calendar year.

If, in any year (i) premium payments are received on or before March 1 from any
Section 403(b) annuity contract or custodial account to which elective deferrals had been made for the immediately preceding calendar year, and (ii) the participant's elective deferrals contributed to any plan or contract exceed the maximum dollar amount permitted under Section 402(g) of the Code for such preceding year, the amount of any such excess allocated to the Contract by the participant for the immediately preceding calendar year in accordance with Code
Section 402(g)(2)(A)(i) shall be distributed to the participant no later than April 15 of the calendar year in which such premium payments are received.
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Any amount to be distributed from the Contract for any calendar year in accordance with the foregoing provisions of this Article 4 shall be adjusted to reflect gain or loss during such calendar year considered allocable to the excess deferrals to be distributed, but not including gain or loss occurring after the end of such calendar year. For this purpose, the gain or loss considered allocable to an excess deferral shall equal the actual net gain or loss for the calendar year in the portion of the Contract attributable to the excess deferral.

If the participant fails to notify us, in a notarized writing received not later than March 1 following the close of the calendar year, of the amount of excess deferrals allocated to the Contract, the participant shall be deemed to have notified us that the no excess deferrals (since no elective deferrals were actually contributed to the Contract) are to be allocated to the Contract for the calendar year.

By restricting premium payments to rollover contributions and direct transfers and providing for the distribution of excess deferrals when elective deferrals are included in such amounts this Contract precludes excess deferrals under
Section 402(g) of the Code.

Article 5 - Required Minimum Distributions Generally

The Owner's entire interest in this Contract shall be distributed as required under Code Section 403(b)(10), including the requirement that payments to persons other than the Owner be incidental.

Article 6 - Required Beginning Date

The term "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the participant attains age 70 1/2 or (2) the calendar year in which the participant retires.

Article 7 - Distributions During Participant's Life

The participant's entire interest in this Contract (except for amounts accumulated prior to January 1, 1987) will be distributed no later than the required beginning date, or shall commence to be distributed, beginning no later than the required beginning date, (a) over the life of the participant, or the lives of the participant and his or her Designated Beneficiary (within the meaning of Code Section 401(a)(9), or (b) over a period certain not extending beyond the life expectancy of the participant or the joint and last survivor expectancy of the participant and his or her Designated Beneficiary.

The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the participant's (post-December 31, 1986) interest (determined as of the December 31 of the year immediately preceding the first calendar year for which distributions are required and then as of the end of each succeeding year), by the applicable life expectancy, determined under Article 10 below.

If an amount is distributed in the year containing the required beginning date to satisfy the required minimum distribution for the first year for which distributions are required, such amount shall be added to the participant's interest (determined as of December 31 of the immediately preceding year) to derive the participant's interest for purposes of computing the required minimum distribution for the year containing the required beginning date.

Article 8 - Distributions Upon Participant's Death

If the participant dies on or after the required beginning date (or after distributions have begun as irrevocable annuity payments), the remaining portion of the participant's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the participant's death.

If this Contract was issued to one or more beneficiaries, they shall continue to receive distributions under this Contract under a method at least as rapid as that under which distributions were required to have been received under the
Section 403(b) annuity contract or custodial account providing the premium for this Contract.
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If the participant dies before the required beginning date and an irrevocable annuity distribution has not begun, the participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the participant's death, except to the extent that the participant has designated a beneficiary who elects to receive the entire interest over life or over a period not extending beyond his or her life expectancy, in accordance with paragraphs (A) or (B) below:

     (A) commencing on or before December 31 of the calendar year immediately following the calendar year in which the participant died; or

     (B) if the Designated Beneficiary is the participant's surviving spouse, commencing at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the participant died; and

          (ii) December 31 of the calendar year in which the participant would have attained age 70 1/2.

The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the beneficiary's interest, by the applicable life expectancy, determined under Article 10 below.

If the surviving spouse dies before distributions began, the limitations of this
Article 8 (without regard to this paragraph (B)) will be applied as if the surviving spouse were the participant.

If the Designated Beneficiary is the participant's surviving spouse, he or she may treat the Contract as his or her Section 403(b) annuity contract. This election will be deemed to have been made if the surviving spouse makes a rollover to or from the Contract, or fails to elect any of the above provisions.

Article 9 - Distributions Under Contract Issued to Beneficiaries After Employee's Death

Unless Article 8 applies, each beneficiary's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the death of the employee (within the meaning of Code Section 403(b)(1)(A)) from whom the beneficiary directly or indirectly obtained their interest in the
Section 403(b) annuity contract or custodial account providing the premium for this Contract, except that the beneficiary may elect to receive the entire interest over life or over a period not extending beyond his or her life expectancy:

     (A) commencing on or before December 31 of the calendar year immediately following the calendar year in which the employee died; or

     (B) if the beneficiary is the employee's surviving spouse, commencing at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the employee died; and

          (ii) December 31 of the calendar year in which the employee would have attained age 70 1/2.

The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the beneficiary's interest, by the applicable life expectancy, determined under Article 10 below.

If a beneficiary who is a surviving spouse dies before distributions began, the limitations of this Article 8 (without regard to this paragraph (B)) will be applied as if the beneficiary were the employee.

If the Designated Beneficiary is the employee's surviving spouse, he or she may treat the Contract as his or her Section 403(b) annuity contract. This election will be deemed to have been made if the surviving spouse makes a rollover to or from the Contract, or fails to elect any of the above provisions.
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Article 10 - Life Expectancy Calculations

Life expectancy is computed using the expected return multiples in Tables V and VI of Income Tax Regulation 1.72-9 and, if applicable, the divisors or applicable percentages determined from the tables set forth in Q&A-4 through Q&A-6 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Unless otherwise elected by the participant by the time distributions are required to begin, life expectancy shall be recalculated annually. Such election shall be irrevocable as to the participant and surviving spouse, and will apply to all subsequent years.

Life expectancy of a non-spouse Designated Beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such Designated Beneficiary during the calendar year for which distributions are required to begin. Payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

Article 11 - Annuity Options

All annuity payment options under this Contract must meet the requirements of Code Section 403(b)(10), including the requirement that payments to persons other than the Owner are incidental. The provisions of this endorsement reflecting the requirements of Sections 401(a)(9) and 403(b)(10) of the Code override any annuity payment option, systematic withdrawal plan, or settlement option which is inconsistent with such requirements.

If a guaranteed period of payments is chosen under an annuity option, the length of the period must not exceed the shorter of (1) the Owner's life expectancy, or if a joint Annuitant is named, the joint and last survivor expectancy of the Owner and the joint Annuitant, and, (2) if applicable, the maximum period under
Section 1.401 (a)(9)-2 of the Proposed Income Tax Regulations.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either not increasing or may increase only as provided in Q&A F-3 of Section 1.401 (a)(9)-1 of the Proposed Regulations.

Article 12 - Participant Withdrawal Restrictions

All amounts attributable to non-taxable transfers from custodial accounts qualifying under Code Section 403(b)(7) and all amounts attributable to contributions made after December 31, 1988 pursuant to a salary reduction agreement plus all earnings attributable to the December 31, 1988 account balance, may not be distributed to the participant unless he or she has reached age 591/2, separated from service, become disabled (within the meaning of Section 72(m)(7) of the Code) or incurred a hardship (in accordance with Section 403(b)(11) of the Code and in a manner prescribed by the Company); provided that amounts permitted to be distributed in the event of hardship shall be limited to actual elective deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code Section 414(p).

Article 13 - Tax-Free Direct Transfers

Direct transfers to another contract qualifying under Code Section 403(b) or to a custodial account qualifying under Code Section 403(b)(7) may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions.

Article 14 - Direct Rollovers

A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.
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A distributee, within the meaning of this Article 14 includes the participant and a beneficiary who is a surviving spouse and also includes a former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)). An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's Designated Beneficiary, over a specified period of 10 years or more; (2) any distribution to the extent such distribution is required under Code Sections 403(b)(10) and 401(a)(9); and (3) the portion of any distribution that is not includable in gross income, (4) any hardship distribution described in Code Sections 403(b)(11) or Section 403(b)(7)(a)(ii), made to the Owner after 1998, and (5) any other distribution(s) to the extent provided under the Code or Income Tax Regulations.

An eligible retirement plan is an annuity described in Code Section 403(b), an individual retirement account described in Code Section 408(a), or individual retirement annuity described in Code Section 408(b), that accepts eligible rollover distributions. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

A direct rollover is a payment by the Company to the eligible retirement plan specified by the distributee. All eligible rollover distributions shall be made in accordance with the requirements of Code Sections 403(b)(8), 403(b)(10), and 401(a)(31) applicable to tax sheltered annuity contracts.

Article 15 - ERISA

If this Contract is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), the following provision shall also apply:

     (A) In event of the participant's death prior to the annuity date, the Death Benefit if any shall be paid to (1) the participant's surviving spouse in the form required by Section 205 of ERISA, unless the spouse elects otherwise in accordance with requirements of such Section 205, or (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 205 of ERISA, or if ERISA otherwise permits, to the Designated Beneficiary under the Contract.

     (B) Except as otherwise permitted by ERISA, only a joint and survivor annuity option with no guaranteed period is available to a married participant, and the joint Annuitant must be the participant's spouse. A married participant may elect another annuity payment option or designate another joint Annuitant, providing his or her spouse consents in accordance with the requirements of Section 205 of ERISA, or provided such election is otherwise permitted under such law. An unmarried participant will be deemed to have elected a straight life annuity option with no guaranteed period, unless he or she makes a different election in the manner required by Section 205 of ERISA.

     (C) Elections and consents required by ERISA, including a change in beneficiary, may be revoked in the form, time, and manner prescribed in Section 205 of ERISA. All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting Section 205 of ERISA (and other applicable law), including the requirements as to the timing of any elections or consents.

     (D) No withdrawal, partial or total, may be made without the consent of the participant and the participant's spouse in the manner required by
          Section 205 of ERISA, except to the extent that such consent is not required under the applicable regulations. Any withdrawal must be made in the form required under Section 205 ERISA, unless the participant (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form.
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Article 16 - Internal Revenue Code and ERISA Requirements

The provisions of this endorsement are intended to comply with requirements of the Code, applicable regulations, and, if applicable, ER1SA, for Section 403(b) annuity contracts. The Company reserves the right to amend the Contract or certificate and this endorsement from time to time, without the Owners consent, when such amendment is necessary to assure (1) continued qualification of this Contract as a tax sheltered annuity under Section 403(b) of the Code (and any successor provision) as in effect from time to time, and (2) continued compliance of this Contract with the applicable provisions of ERISA, as in effect from time to time.


For GE Life and Annuity Assurance Company,






                                Pamela S. Schutz
                                    President